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Maremont Corporation, a Meritor Inc. Non-Operating Subsidiary, Files for
Chapter 11 to Implement Its Joint Pre-Packaged Plan of Reorganization and
Equitably and Permanently Resolve Asbestos Claims

Voting Asbestos Claimants Unanimously Support Pre-Packaged Plan of Reorganization

Meritor and Its Non-Maremont Subsidiaries Are Not Included in Filing and
Will Continue to Operate as Usual

TROY, Mich. – Jan. 22, 2019 – Meritor, Inc. (NYSE: MTOR), today announced that Maremont Corporation (“Maremont”), a non-operating subsidiary of Meritor, and Maremont’s three wholly-owned, non-operating subsidiaries, Maremont Exhaust Products, Inc., AVM, Inc., and Former Ride Control Operating Company, Inc. (collectively, the “Debtors”), have filed cases under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware (the “Chapter 11 Cases”). The Debtors will seek to implement their Joint Pre-Packaged Plan of Reorganization (the “Plan”) through the Chapter 11 Cases. Prior to the filing, holders of asbestos claims – the only voting class pursuant to the Plan – that voted on the Plan voted unanimously to accept the Plan. Meritor and its other non-Debtor subsidiaries are not part of the Chapter 11 filing and will continue to operate as usual, but will receive certain releases and other protections under the terms of the Plan.

Jay Craig, CEO and president of Meritor, commented, “Meritor’s business operations, employees and customers are not impacted by today’s action by our non-operating subsidiary, Maremont. Through this process, Maremont is seeking a constructive and equitable resolution for claimants by establishing a trust that will treat all individuals fairly and consistently while definitively addressing its historical asbestos-related liabilities. Meritor's financial position is strong and we remain focused on serving our customers, driving operational excellence and achieving our business objectives.”

Among other things, the Plan is intended to permanently resolve all current and future asbestos claims related to Maremont's historical asbestos-related activities through the creation of a trust pursuant to Section 524(g) of the U.S. Bankruptcy Code. If the Plan is confirmed by the bankruptcy court and approved by the district court and all other actions necessary to implement the Plan are completed, Maremont will fund a 524(g) trust to address its current and future asbestos claims and permanently enjoin any future lawsuits related to such claims against, among others, Meritor and its non-Debtor subsidiaries, and channel all such claims and demands to the 524(g) trust.

Certain key terms of the Plan are as follows:

●

Funding for the 524(g) trust will consist of a $28 million contribution by Meritor, together with a contribution of Maremont’s remaining assets, including approximately $21 million in cash and intercompany loan receivables less certain amounts needed to pay for the administrative costs of the Chapter 11 Cases, as well as its remaining insurance assets;

●

An injunction that permanently protects the reorganized Debtors, Meritor and its subsidiaries, and certain of their related representatives from current and future claims stemming from Maremont’s historical asbestos activities;

●	All claims other than asbestos claims against Maremont and its subsidiary debtors will be paid in full or reinstated; and
●	Meritor’s equity interests in Maremont will be cancelled. The 524(g) trust will own 100% of the equity interests in reorganized Maremont.

Background on Asbestos Litigation

Maremont, a non-operating subsidiary of Meritor, manufactured certain friction products containing asbestos from 1953 through 1977, when it sold its friction product business, and one of its subsidiaries manufactured certain exhaust products containing asbestos from 1954 to 1978, when it ceased using asbestos in such products. Arvin Industries, Inc., a predecessor of Meritor, acquired Maremont in 1986. Maremont and many other companies are defendants in suits brought by individuals claiming personal injuries as a result of exposure to asbestos-containing products.

As previously announced, on December 4, 2018, Maremont and its subsidiaries initiated a process to equitably and permanently resolve all asbestos liabilities related to the historic manufacturing activities of Maremont and its subsidiaries by soliciting votes from asbestos claimants. The deadline to submit ballots was January 18, 2019. One hundred percent (100%) of holders of current asbestos claims against Maremont that voted on the Plan voted in favor of the Plan. There were approximately 1,900 and 2,800 active asbestos-related lawsuits against Maremont and its subsidiary Maremont Exhaust Products, Inc. as of December 31, 2018 and December 31, 2017, respectively. Maremont believes that establishing a 524(g) trust will ensure an equitable and permanent resolution to all current and future asbestos claims related to Maremont asbestos products.

Additional information regarding Maremont and the Section 524(g) process is available at www.donlinrecano.com/maremontch11. Court filings and information about Maremont’s Plan are available at www.donlinrecano.com/maremontch11 or by calling Maremont’s claims and noticing agent, Donlin, Recano and Company, Inc., at (212) 771-1128 or by sending an email to maremontinfo@donlinrecano.com. The Debtors are represented in the Chapter 11 Cases by Sidley Austin LLP and Cole Schotz P.C.

About Meritor

Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 100-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers around the world. Meritor is based in Troy, Mich., United States, and is made up of approximately 8,600 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 19 countries. Meritor common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company's website at www.meritor.com.

Forward Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions. Actual results may differ materially from those projected as a result of certain risks and uncertainties. Such risks and uncertainties include, but are not limited to, those associated and the bankruptcy proceedings, including the ability to obtain approval of the Plan and consummate the Plan on the terms and timeline contemplated therein; and other substantial costs, risks and uncertainties, including but not limited to those detailed in our Annual Report on Form 10-K for the year ended September 30, 2018 and from time to time in other filings of Meritor with the SEC. These forward-looking statements are made only as of the date hereof, and Meritor undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

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